Consent of Independent
Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-163184) filed November 18, 2009 on Form S-3 of Royale Energy, Inc. of our report dated March 14, 2012, relating to our audits of the financial statements, which appear in the Annual Report on
Form 10-K of Royale Energy, Inc. as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010, and 2009.

We also consent to the reference to our firm under the captions “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Padgett, Stratemann & Co., L.L.P.

Padgett, Stratemann & Co., L.L.P.
San Antonio, Texas
March 14, 2012